TUMI HOLDINGS THIRD QUARTER, 2012 CONFERENCE CALL SCRIPT

Thank you for joining us today for a discussion of Tumi Holdings' third quarter 2012 earnings conference call. Hosting today's call will be Jerome Griffith, Tumi's Chief Executive Officer and President, and Mike Mardy, Chief Financial Officer and Executive Vice President.

Before we begin, I would like to remind you that today's conference call will contain forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect Tumi's current views with respect to, among other things, future events and performance and Tumi's preliminary estimates for the full year of fiscal 2012. These statements may discuss net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairment, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. Tumi generally identifies forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions, or events.

Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying beliefs or assumptions prove to be incorrect, actual results may differ materially from those contemplated by our forward-looking statements. These risks and uncertainties include those set forth in the "Risk Factors" section in Tumi's filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date on which they are made. Tumi expressly disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

With that, I will turn the call over to Jerome Griffith.

Thank you all for joining us today to discuss Tumi's third quarter earnings. On today's call, I'll begin with some highlights from the quarter followed by an update on our growth initiatives and then I will turn the call over to Mike for a detailed financial review and update on our fiscal 2012 outlook.
We are once again very pleased with our performance for the quarter, as we built further momentum across our product lines, channels and geographies. In the quarter, net sales grew by 22% to $96 million, while net income before preferred dividend expense (non-cash, a non-GAAP financial measure,) rose 44% compared to last year's third quarter.
In North America, our Indirect business grew 54% while our Direct business increased by 22% driven by continued strong comparable store sales growth as well as successful new store openings over the last 12 months. We opened five new stores during the third quarter: Rodeo Drive; The Mall at Millenia in Orlando, Florida; Grand Prairie in Texas; Dusseldorf; and Roermond in the Netherlands. These were strong openings with all running on or well above plan.
Average net sales per square foot increased to more than $1,000 as of September 23, 2012, from $928 per square foot as of September 2011. We believe the increase in productivity was attributable to favorable customer reception to new product introductions, and to the exceptional in-store experience - both of which we believe are helping to drive transactions. We see additional opportunity to drive higher sales productivity as we continue to get better at operating our stores.
The Indirect business once again experienced strong sell-throughs at department stores and specialty retailers, as well as through our wholesale customers' e-commerce websites. We have seen a very positive response to our new product introductions in the wholesale channel as well. This is a great testament to the strength of the Tumi brand and the connection that we have built with consumers who have come to rely on us to offer a broad line of travel and business merchandise with superior innovation, quality, durability and functionality.
Turning to our International business, which experienced continued healthy growth despite a difficult environment in both Europe and Asia. Direct-to-Consumer International comparable store sales (excluding e-commerce sales) accelerated to an increase of 21.8% in local currency, a significant improvement over the 12.5% increase that we saw in the second quarter.
In the EMEA region, market conditions continue to be challenging, but we have taken steps to position our business to grow meaningfully in this region despite the difficult environment. Recent management changes at our retail stores had a positive impact on the Direct segment due to an increased focus on staff training and conversion. We were also very encouraged by strength in the EMEA wholesale channel. Specifically, in Germany, we experienced solid growth with our department store accounts. Growth in France was led by expansion in the travel retail business. And in the Middle East, we are seeing double digit growth in nearly every country in which we are distributed. We believe that Tumi remains well positioned in the European and Middle East markets, and we continue to grow brand awareness and recognition as a premium brand. This awareness, coupled with the changes that we have made to the organization in the region, give us confidence that results will continue to be strong. While doing business in this region is not easy during this time of economic uncertainty, this refocusing of the business is beginning to yield dividends as we focus on presenting Tumi in the best possible manner at every point of sale.
Turning to Asia, we continued our growth during the quarter, although at a slightly less robust pace than we have seen in previous quarters. As we work with our local operating partners to reach consumers and expand our footprint in the region, we are confident that the strength we have seen in Asia will continue. We saw regional gains in this quarter led by growth in the sport trend, as well as the women's and accessories categories. Growth in these categories points to a broader acceptance of Tumi as a lifestyle brand in the region.
We see International, and particularly the Indirect-to-Consumer International channel, as a primary area for future growth. While we realize that we are operating in a difficult international economic environment , we believe that we are still in the early stages of growth and that we have excellent operating partners in each region who will help to position Tumi to continue to expand strategically.
So, as you can see, we feel very good about the results for the quarter and the progress that we are making, and we believe that there is tremendous growth potential to still be captured. As we have said in the past, Tumi is much more than a travel company. In fact, less than half of our sales and only a quarter of our units sold are travel-related items. While we remain committed to providing high-quality, innovative travel goods to our customers, we believe that the strength of our brand name and loyalty of our customers will continue to allow us to expand into new categories, channels, and geographies. Importantly, our strong results over the recent timeframe confirm for us that there is definitely opportunity for additional expansion.
To provide just a few examples of non-travel focused products, we continue to expand our accessories offering, which includes small leather goods, gifts, outerwear, eye wear and electronics, as well as some other product categories. This area grew by almost 30% during the quarter and now represents approximately 10% of our business. Our women's collection grew approximately 22% during the quarter and also represents 10% of sales.
We continue to believe that our multi-channel strategy offers plenty of support for our extended product offering. On the retail front, we continue to believe we have a market opportunity to triple our store base globally, and have identified approximately 200 potential retail locations for new Company-owned stores. We also see the opportunity to further develop outlet stores. We have plans to open three additional stores through the remainder of this year, focusing on markets that are underserved, or where we see a high potential to convert customers. We're also focused on driving productivity in existing stores through our retail maximization program and by providing an innovative and high-quality product offering.
Turning to e-commerce, where we are focused on driving traffic and conversions through social media and online marketing. Including both Direct e-commerce and the e-commerce business of our Indirect partners, total e-commerce sales represent about 10% of net sales. We have seen strong growth in this channel, and plan to continue expanding the markets where tumi.com is accessible.
In summary, we are pleased with our third quarter performance, as we continued to successfully implement our growth strategy. We believe that the Tumi brand has very strong cache with consumers looking for high-quality, innovative and functional travel and business products, and we are confident that this strong brand equity, coupled with a highly-regarded team of designers and a strong operational structure, will allow us to continue delivering consistent growth over the long-term.
Now I'd like to turn it over to Mike for a detailed financial review.
Thanks, Jerome. I will begin my comments with a review of our third quarter 2012 results and update you on our outlook for the full year.
We are pleased to have delivered another quarter of strong financial performance. Net sales for the third quarter increased 22.3% to $95.9 million, as compared to $78.4 million in the third quarter of 2011.
Net sales in the Direct-to-Consumer North America segment increased 21.8% to $40.5 million, driven by a comparable store sales growth including e-commerce sales of 10.7%, combined with sales from 17 new stores opened since the third quarter of last year. Of the 17 new stores, 14 were full price, and 3 were outlets. We closed 2 stores over the same period. Excluding e-commerce sales, Direct-to-Consumer North America comparable store sales increased 8.0% in the third quarter of 2012.

Net sales in our Direct-to-Consumer International segment increased 14.2% to $4.8 million in the third quarter compared to the same period last year. In US dollars, comparable store sales rose 12.4% including e-commerce sales. Excluding e-commerce sales, comparable store sales increased 7.7%. In local currency, comparable store sales including e-commerce increased 27.0%; excluding e-commerce, comparable store sales were up 21.8%. The increase in our international business was partially attributable to our initiative to upgrade the management of our European stores.
Net sales in the quarter in our Indirect-to-Consumer North America segment rose 54.4% to $25.0 million. Sales were driven by strong growth in the wholesale and third-party e-commerce businesses, as well as an increase in the number of wholesale doors and the positive response to new product introductions.
Finally, net sales in our Indirect-to-Consumer International segment rose 3.3% to $25.6 million in the quarter, despite sluggish economies around the world, reflecting strong demand for Tumi abroad. Our Indirect-to-Consumer International businesses were driven by a favorable response to new product introductions, and we experienced strong growth in Europe, Middle East and Africa as well as growth in Asia.
Moving to gross margin performance for the second quarter, gross profit increased 22.7% to $55.2 million, and gross margin rose 20 basis points to 57.6%, primarily due to an increased mix of higher margin retail sales and favorable product mix.
Total operating expenses were $37.9 million for the third quarter of 2012, compared to $32.9 million in the third quarter of the prior year. The increase was primarily related to new store openings, in addition to higher general administrative costs necessary to support our growing business and higher costs associated with being a public company. Total operating expenses as a percentage of net sales was 39.6% in the third quarter of 2012, as compared to 41.9% last year as we gain leverage on sales growth.
The resulting operating income for the third quarter of 2012 was $17.3 million for an operating margin of 18.0%, as compared to an operating margin of 15.5% in the third quarter of 2011.
I'll now take a look at the operating income by segment for the third quarter of 2012.
Operating income in the Direct-to-Consumer North American segment increased 28.4% to $11.8 million in the quarter. As a percentage of net sales, operating income in this segment was 29.1% compared to the 27.6% in the same quarter of last year, with improvement primarily driven by the leveraging of some fixed costs.
Operating income in our Direct-to-Consumer International segment was $0.2 million, compared to $0.5 million in the same quarter last year, with the decline primarily due to the unfavorable foreign exchange effects of the weakened euro and costs related to certain management changes we effected in Europe.
Operating income in our Indirect-to-Consumer North America segment increased 68.4% to $9.6 million, and as a percentage of net sales was 38.4% in the third quarter of 2012 as compared to 35.2% in the same quarter of last year. We continue to leverage our fixed costs in North America.
Finally, operating income in our Indirect-to-Consumer International segment increased approximately 1% to $7.5 million, reflecting improving results across regions and our continued leverage of our fixed costs. As a percentage of net sales, operating income was 29.4% in the third quarter of 2012, as compared to 30.1% in the same quarter last year.
Non-allocated corporate expenses increased $1.2 million to $11.9 million to reflect public Company costs, higher marketing and design-related expenses. Public company costs in the quarter totaled about $0.5 million.
Total other income was $0.3 million in the quarter, compared with an expense of $6.0 million in the third quarter of 2011. Total other expenses for the third quarter of 2011 included dividend expense on mandatorily redeemable preferred stock and preferred equity interests, a non-cash charge. The improvement this quarter was primarily attributable to the elimination of dividend expense due to the repurchase of all of our mandatorily redeemable preferred stock and preferred equity interests in connection with our IPO in the second quarter of 2012. Excluding the dividend expense in the third quarter of 2011, total other expenses would have been $0.3 million.
Provision for income taxes in the third quarter of 2012 was $7.1 million. The effective tax rate was 40.5%.
GAAP net income for the third quarter was $10.5 million, or $0.15 per diluted share, based on 67.9 million diluted weighted average shares outstanding. This compares to net income of $1.6 million, or $0.03 per diluted share, based on 52.5 million diluted weighted average shares outstanding in the third quarter of 2011. In the third quarter 2011, net income before the $5.7 million non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interest was $7.3 million, or $0.14 per diluted share.
Turning to the balance sheet, as of September 23, 2012, cash and cash equivalents were $16.4 million, compared to $22.0 million as of September 25, 2011. The revolving credit facility totaled $52.0 million at September 23, 2012, compared to total debt of $70.0 million as of September 25, 2011. Inventory at the end of the third quarter was $79.3 million, compared with $60.9 million as of September 25, 2011. The inventory build was attributable to new product introductions in anticipation of the 4th quarter holiday season, as well as store growth.
Regarding the first nine month results of 2012, net sales increased approximately 21.8% to $271.7 million. Operating income increased 21.3% to $42.6 million. Tumi paid a $5.5 million ($3.1 million after tax) one-time special bonus to its Chief Executive Officer, President and Director in connection with the successful completion of its IPO in the second quarter of 2012. Excluding this, operating income increased approximately 37.0% to $48.1 million in 2012. On a GAAP basis, EPS was $0.32 per diluted share, versus $0.07 per diluted share reported in the first nine months of last year.
Excluding the one-time special bonus paid of $5.5 million, or $3.1 million after tax, and the non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interest of $7.9 million, adjusted EPS was $0.50 per diluted share for the first nine months of 2012 versus adjusted EPS of $0.40 per diluted share in the first nine months of 2011, which excludes $17.1 million of non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interest.
I would now like to look at our outlook for fiscal 2012.
We now expect net sales for the year to be in the range of $395 million to $400 million. We expect comparable store sales growth for our Direct-to-Consumer North America segment to be in the mid- to high-single digits, and we expect comparable store sales growth for our Direct-to-Consumer International segment to be in the mid-single digits. In local currency, we expect comparable store sales growth in this segment to be in the mid-single digits to low teens.
GAAP net income is expected to be between $35 million and $37 million, or $0.53 and $0.56 per diluted share, assuming an average weighted GAAP tax rate of 43.5%.
Excluding the non-recurring special bonus of $5.5 million paid on the successful completion of our IPO in the second quarter of 2012, the non-cash dividend expense on mandatorily redeemable preferred stock and preferred equity interests, and assuming a normalized 39% tax rate, net income before preferred dividend expense (non-cash) is expected to be in the range of $45 million to $47 million. On a diluted per-share basis, this represents a range of $0.70 to $0.73.
We expect to have fully diluted weighted average common shares outstanding of 63.3 million for 2012.
Capital expenditures are expected to be in the range of $17 million to $20 million, primarily for approximately 19 planned new store openings already opened during the year or planned to be opened in the fourth quarter.
That concludes our prepared remarks.